Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Philip Varley Chief Financial Officer Qualstar Corporation (805) 583-7744 Philip.varley@qualstar.com	Vanessa Lehr/Annie Leschin Investor Relations StreetSmart Investor Relations (415) 775-1788

QUALSTAR REPORTS THIRD QUARTER OF FISCAL 2013 RESULTS

SIMI VALLEY, Calif., May 14, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported  financial results for its third fiscal quarter ended March 31, 2013. The company reported fiscal third quarter revenues of $3.0 million compared to $3.5 million in the second quarter of fiscal 2013 and $4.6 million in the third quarter of fiscal 2012. Revenues were impacted this quarter by a change in the revenue recognition policy for the service business and also by the initiation and subsequent termination of a tender offer for shares of the company’s stock by BKF Capital Group, Inc., which adversely affected bookings and revenues for new equipment in the storage business. The net loss in the fiscal third quarter was $3.3 million or $0.27 per basic and diluted share compared to a net loss of $1.7 million or $0.14 per basic and diluted share in the second quarter of fiscal 2013 and a net loss of $553,000 or $0.05 per basic and diluted share in the third quarter of fiscal 2012.

Non-GAAP revenues for the fiscal third quarter were $3.4 million. As a result of a modification to our service agreements, Qualstar changed the recognition of its service revenues. Revenues from service agreements will now be deferred and recognized ratably over the term of the service agreement. As a result, the company recorded a one-time, non-cash increase to deferred revenues in the fiscal third quarter of approximately $454,000 with an equal offset to revenues. Non-GAAP net loss was $1.3 million or $0.11 per basic and diluted share in the third quarter of fiscal 2013. Non-GAAP measures in the fiscal third quarter exclude a one-time charge of $641,000 in general and administrative expenses related to shareholder activism matters and $913,000 of restructuring costs. A reconciliation of non-GAAP income is provided in the tables below.

The book to bill was 1.2:1. Bookings were $3.5 million for the third quarter of fiscal 2013 down sequentially from $4.9 million in the second quarter of fiscal 2013. Backlog at the end of the fiscal third quarter was $3.4 million, of which $2.7 million is deliverable in the fourth quarter of fiscal 2013.

“The March quarter was a challenging one for Qualstar,” said Larry Firestone, President and CEO. “The majority of our resources were focused on ensuring a smooth transition of our manufacturing to CTS. In the midst of this effort, we were faced with a tender offer for a controlling interest in the company from BKF Capital Group, which noticeably impacted our bookings momentum during the quarter as customers delayed purchasing decisions. Despite these challenges, we met our critical manufacturing timelines and successfully executed on this phase of Qualstar’s strategic plan.”

“Our focus and commitment to transforming Qualstar into a leveraged business model with scalable, outsourced manufacturing has enabled us to accomplish a great deal in just the last nine months. Now, we are moving to the next phase of our strategic plan to grow revenues as we strive to deliver value to our shareholders.”

Including the $454,000 of deferred service revenue, storage revenues were $1.4 million for the third quarter of fiscal 2013, a 32.2% sequential decrease from the $2.1 million in the second quarter of fiscal 2013 and a 25.2% decrease from the $1.9 million in the third quarter of fiscal 2012. The sequential decline in revenues was the result of lower bookings for new equipment in the storage business.

N2Power revenues were $2.0 million for the quarter, compared to $2.7 million in the prior year quarter, a decrease of $700,000, or 26.7%, due to short-term inventory tightening in the network and telephony market. On a sequential basis, N2Power revenues increased 60.2% from $1.2 million in the second quarter of fiscal 2013.

Gross margin for the fiscal third quarter was 29.5% compared with 25.8% in the same period a year ago. This increase was driven by the restructuring efforts, a product mix-shift and decreases in material costs and rent. On a non-GAAP basis, gross profit for the fiscal third quarter was $1.3 million or 39.0%, after adjusting for the $454,000 effect of the charge in service revenue.

Operating expenses were $4.2 million in the fiscal third quarter including $913,000 of restructuring charges and $641,000 of expenses related to shareholder activism. This compares to $1.8 million for the third quarter of 2012. Engineering expenses for the fiscal third quarter were $854,000, or 28.9% of revenues, compared to $696,000, or 15.1% of revenues, for the third quarter of fiscal 2012. The increase in expenses was driven by the addition of engineering personnel in N2Power. Sales and marketing expenses for the fiscal third quarter were $846,000 or 28.7% of revenues compared to $451,000, or 9.8% of revenues, in the corresponding period last year. The increase was driven by additions to the storage sales force and increased advertising and promotional expenses. General and administrative expenses in the fiscal third quarter were $1.6 million, or 53.4% of revenues, compared to $644,000 or 14.0% of revenues for the same period last year. The increase in G&A expenses was primarily due to the $641,000 of expenses related to shareholder activism matters, including the tender offer by BKF Capital Group.

Cash, cash equivalents and marketable securities were $16.7 million as of March 31, 2013, a decrease of $1.1 million from December 31, 2012. Cash was used during this period for  restructuring actions, support of operating losses and expenses in response to the BKF Capital Group tender offer.

Inventory, net of reserves, was $2.6 million compared to $4.5 million at June 30, 2012, as we successfully transitioned our component and raw material inventory for our storage products to our outsourced manufacturer to free up working capital.

Qualstar Corporation Conference Call
Company management will hold a conference call to discuss its third quarter fiscal year 2013 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available after the live conference call.  Additionally, participants can dial into the live conference call by calling (800) 446-2782 or (847) 413-3235 and offering the pass code 34744836. An audio replay will be available through May 22, 2013, by calling (888) 843-7419 or (630) 652-3042 and entering the pass code 34744836.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected production delays or shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for its products; and continued proxy contests by shareholder activists seeking control of the Company. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.

QUALSTAR CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net revenues	$2,952	$4,608	$9,760	$12,787

Cost of goods sold	2,080	3,418	6,675	9,056

Gross profit	872	1,190	3,085	3,731

Operating expenses:
Engineering	854	696	2,262	1,994
Sales and marketing	846	451	2,181	1,360
General and administrative	1,576	644	3,235	1,977
Restructuring expense	913	-	2,306	-
Total operating expenses	4,189	1,791	9,984	5,331

Loss from operations	(3,317)	(601)	(6,899)	(1,600)

Other income (expense)	16	48	(21)	133

Loss before income taxes	(3,301)	(553)	(6,920)	(1,467)

Provision for income taxes	-	-	-	-

Net loss	$(3,301)	$(553)	$(6,920)	$(1,467)

Change in unrealized gains (losses) on investments	$9	$28	$14	$(19)

Comprehensive Loss	$(3,292)	$(525)	$(6,906)	$(1,486)

Loss per share:
Basic and Diluted	$(0.27)	$(0.05)	$(0.56)	$(0.12)

Shares used to compute earnings per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2013	2012
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$825	$7,381
Marketable securities, short-term	7,684	7,135
Receivables, net of allowance for doubtful accounts of $68 as of
March 31, 2013 and $38 as of June 30, 2012	3,425	2,995
Inventories, net	2,585	4,475
Prepaid expenses and other current assets	232	151

Total current assets	14,751	22,137

Property and equipment, net	498	268
Marketable securities, long-term	8,236	6,369
Other assets	46	50

Total assets	$23,531	$28,824

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,792	$2,039
Accrued payroll and related liabilities	677	332
Deferred service revenue	610	156
Restructuring liability	1,332	-
Other accrued liabilities	903	1,218

Total current liabilities	5,314	3,745

Other long-term liabilities	26	26
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of
March 31, 2013 and June 30, 2012	18,922	18,878
Accumulated other comprehensive income	23	9
Retained (deficit) earnings	(754)	6,166
Total shareholders' equity	18,191	25,053

Total liabilities and shareholders' equity	$23,531	$28,824

QUALSTAR CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
THREE AND NINE MONTHS ENDED MARCH 31, 2013
(in thousands, except per share amounts)
(UNAUDITED)

Non-GAAP net earnings are GAAP net earnings with the following modifications: (1)labor and overhead change; (2) elimination of inventory reserve; (3) litigation settlement expense and
(4) restructuring expenses; (5) fees incurred as a result of the Proxy Contest; (6) service revenue deferred as a result of changing related recognition.

	Three Months Ended March 31, 2013					Nine Months Ended March 31, 2013
	GAAP	(4) Restructuring Expenses	(5) Proxy Contest Fees	(6) Service Revenue Recognition	Non-GAAP	GAAP	(1) Labor	(2) Inventory Reserve	(3) Litigation Settlement Expense	(4) Restructuring Expenses	(5) Proxy Contest Fees	(6) Service Revenue Recognition	Non-GAAP

Net revenues	$2,952	-	-	454	$3,406	$9,760	-	-	-	-	-	454	$10,214

Cost of goods sold	2,080	-	-	-	2,080	6,675	(192)	(325)	-	-	-		$6,158

Gross profit	872	-	-	454	1,326	3,085	192	325	-	-	-	454	4,056

Operating expenses:
Research and development	854	-	-	-	854	2,262	-	-	-	-	-	-	2,262
Sales and marketing	846	-	-	-	846	2,181	-	-	-	-	-	-	2,181
General and administrative	1,576	-	(641)	-	935	3,235	-	-	-	-	(641)	-	2,594
Restructuring Expenses	913	(913)	-	-	-	2,306	-	-	-	(2,306)	-	-	0
Total operating expenses	4,189	(913)	(641)		2,635	9,984	-	-	-	(2,306)	(641)	-	7,037

Loss from operations	(3,317)	913	641	454	(1,309)	(6,899)	192	325	-	2,306	641	454	(2,981)

Other income (expense)	16	-	-		16	(21)	-	-	94	-	-	-	73

Loss before income taxes	(3,301)	913	641	454	(1,293)	(6,920)	192	325	94	2,306	641	454	(2,908)

Provision for income taxes	-	-	-	-	-	-	-	-	-	-	-	-	-

Net loss	$(3,301)	$913	$641	$454	$(1,293)	$(6,920)	$192	$325	$94	$2,306	$641	$454	$(2,908)

Loss per share*:
Basic and Diluted	$(0.27)	$0.07	$0.05	$0.04	$(0.11)	$(0.56)	$0.02	$0.03	$0.01	$0.19	$0.05	$0.04	$(0.24)

Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253

* Financial measures have not been provided for the three and nine months ended March 31, 2012 as no non-GAAP financial measures were reported.
Total EPS does not equal the sum of the components due to rounding.